Exhibit 10.1

PERFORMANCE-BASED

RESTRICTED STOCK GRANT AGREEMENT

1.                                      Grant of Award.  The Compensation Committee (the “Committee”) of the Board of Directors of World Fuel Services Corporation, a Florida corporation (the “Company”), has awarded to [•] (the “Participant”), effective as of March 30, 2012 (the “Grant Date”), a maximum award of [•] shares (the “Restricted Stock”) of the Company’s common stock, par value US $0.01 per share (the “Shares”).  The shares of Restricted Stock have been granted under the Company’s 2006 Omnibus Plan, as amended and restated (the “Plan”), which is incorporated herein for all purposes, and the grant of Restricted Stock shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan.  As a condition to entering into this Agreement, and as a condition to the issuance of the Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2.                                      Definitions.  Capitalized terms and phrases used in this Agreement shall have the meaning set forth below. Capitalized terms used herein, and not defined in this Agreement, shall have the meaning set forth in the Plan.  Notwithstanding the foregoing, the definitions of “Cause”, “Disability”, “Good Reason” and “Change of Control”, shall have the meanings set forth in the Employment Agreement (as defined below).

(a)                                 “CAGR in EPS” means the compound average annual rate of growth in EPS.

(b)                                 “Employment Agreement” means any employment agreement or individual executive severance agreement by and between the Company and the Participant, as in effect on the Grant Date.

(c)                                  “Earned Shares” means the portion of the Restricted Stock that is considered to be earned based upon the achievement of the applicable level of CAGR in EPS for the Measurement Period, as determined in accordance with Section 3(a) or 3(b) hereof.

(d)                                 “EPS” means the Company’s consolidated earnings per share, on a fully diluted basis, as reflected in the Company’s audited financial statements.

(e)                                  “Measurement Period” means the five (5) year period from January 1, 2012 through December 31, 2016, or such shorter period as set forth in Section 3(b)(i).

(f)                                   “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3.                                      Vesting and Forfeiture of Shares of Restricted Stock.

(a)                                 (i)  Subject to the provisions of this Section 3, the Earned Shares shall be determined by the Committee based on the CAGR in EPS during the Measurement Period pursuant to the schedule set forth on Exhibit A.  If the CAGR in EPS for the Measurement Period is between the levels specified in the schedule set forth on Exhibit A, the Committee shall apply linear interpolation with measurement based on each 0.1 percentage point increase in

CAGR in EPS to determine the number of Earned Shares.  In no event shall the number of Earned Shares exceed [•].

(ii)                            The Restricted Shares are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.  The Committee retains the sole and plenary discretion to make any adjustment permitted by Section 3.2 of the Plan or to reduce or eliminate the number of Earned Shares in accordance with the terms of the Plan for any reason deemed appropriate by the Committee, even if the CAGR in EPS targets pursuant to the schedule set forth on Exhibit A have been attained and without regard to the Employment Agreement or any other agreement between the Company and the Participant.

(iii)                         Subject to the provisions of Section 3(b), the Earned Shares, if any, shall become vested on the date (the “Vesting Date”) after December 31, 2016 on which the Committee certifies in writing, based upon the Company’s audited financial statements, the extent to which the requisite CAGR in EPS for the Measurement Period has been achieved and the portion of the Restricted Stock, if any, that constitutes Earned Shares, which date shall not be later than March 15, 2017; provided, however, that, except as otherwise provided in Section 3(b), any Earned Shares shall only become vested if the Participant continues to serve as an employee of the Company or any Subsidiary through and until the Vesting Date.  Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the Restricted Stock prior to the Vesting Date and the portion of the Restricted Stock, if any, that does not constitute Earned Shares shall be forfeited on the Vesting Date.

(iv)                        The Participant expressly acknowledges that the terms of this Section 3 shall supersede any inconsistent provision in the Employment Agreement or any similar agreement between the Participant and the Company or any Subsidiary.

(b)                                 The vesting of the Restricted Stock shall be subject to this Section 3(b):

(i)                               Change of Control.  Upon the occurrence of a Change of Control prior to January 1, 2013, the Participant shall immediately forfeit the Restricted Stock.  Upon the occurrence of a Change of Control on or following January 1, 2013 while the Restricted Stock is outstanding, the number of Earned Shares shall be determined by the Committee based on the extent to which the requisite CAGR in EPS has been achieved from the beginning of the Measurement Period through the end of the last completed year prior to the occurrence of the Change of Control; provided that the Participant shall only be eligible for the pro-rated portion of the Earned Shares determined in accordance with Section 3(e) hereof.  The shares of Restricted Stock that the Participant is eligible to receive pursuant to this Section 3(b)(i), after determining the number of Earned Shares and applying the proration specified in Section 3(e) hereof, are hereinafter referred to as the “Change of Control Shares”.  The portion of the Restricted Stock that does not constitute Change of Control Shares shall be automatically forfeited upon a Change of Control. To the extent that the successor company assumes or substitutes the Change of Control Shares as of the date of the Change of Control, the vesting of the Change of Control Shares that are assumed or substituted shall remain subject to the Participant’s continued employment with the Company or any Subsidiary through the Vesting Date.  To the extent that the successor company refuses to assume or substitute the Change of Control Shares as of the date of the Change of Control, the Change of Control Shares shall immediately vest.  For this purpose, the Change of Control Shares shall be considered assumed or substituted only if (1) the Change of Control Shares that are assumed or substituted vest at the time that such Change of Control Shares would vest pursuant to this Agreement, (2) the economic terms of the Change of Control Shares that are assumed or substituted are substantially comparable to the economic terms as provided in this Agreement and (3) following the Change of Control, the Change of Control Shares will be converted into shares of common stock of the successor company or its parent or subsidiary substantially equal in fair market value (on a per share basis) to the per share consideration received by holders of Shares in the transaction constituting a Change of Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.  The award resulting from the assumption or substitution of the Change of Control Shares by the successor company shall continue to vest after the Change of Control based on the Participant’s continued employment with the successor company and its affiliates, except as otherwise provided in this Section 3(b), and shall be referred to hereafter as the “Acquirer RSAs”.

(ii)                            Death and Disability.  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated due to the Participant’s death or Disability prior to January 1, 2015, the Participant shall immediately forfeit the Restricted Stock; provided, however, that the Participant shall immediately vest upon the Termination Date in all outstanding and unvested Acquirer RSAs, if any.  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated due to the Participant’s death or Disability on or following January 1, 2015 and prior to the Vesting Date and (A) prior to a Change of Control, the Earned Shares shall be determined by the Committee following the end of the Measurement Period based on the extent to which the requisite CAGR in EPS for the Measurement Period has been achieved, and the Participant shall vest in a pro-rated portion of the Earned Shares determined in accordance with Section 3(e) hereof on the Vesting Date, or (B) on or following a Change of Control, the Participant shall immediately vest upon the Termination Date in all outstanding and unvested Acquirer RSAs, if any.  Notwithstanding the immediately preceding sentence, in the event that a Change of Control occurs following the date that the Participant’s employment is terminated due to the Participant’s death or Disability on or following January 1, 2015 and prior to the Vesting Date, the Earned Shares shall be determined by the Committee based on the extent to which the requisite CAGR in EPS has been achieved from the beginning of the Measurement Period through the end of the last completed year prior to the occurrence of the Change of Control, and the Participant shall immediately vest in a pro-rated portion of the Earned Shares determined in accordance with Section 3(e) hereof.

(iii)                         Termination without Cause or for Good Reason. (A)  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by the Participant for Good Reason prior to January 1, 2015, then the Participant shall immediately forfeit the Restricted Stock; provided, however, that all outstanding and unvested Acquirer RSAs, if any, shall remain outstanding subject to Section 3(b)(iii)(A)(y).  Except as otherwise set forth in this Section 3(b)(iii), in the event that the Participant’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by the Participant for Good Reason on or following January 1, 2015 and prior to the Vesting Date and (x) prior to a Change of Control, the Earned Shares shall be determined by the Committee following the end of the Measurement Period based on the extent to which the requisite CAGR in EPS for the Measurement Period has been achieved, and the Participant shall vest in a pro-rated portion of the Earned Shares determined in accordance with Section 3(e) hereof on the later of (1) the Vesting Date and (2) the second anniversary of the Termination Date (the period from the Termination Date until the second anniversary thereof, the “Restricted Period”), or (y) following a Change of Control, the Participant shall vest in the Acquirer RSAs, if any, upon the last day of the Restricted Period, provided that, in the event that the Participant is not subject to the covenant with respect to unfair competition pursuant to the Employment Agreement, the Participant shall vest in the Acquirer RSAs, if any, on the Termination Date (such date, the “Restriction Lapse Date”), in each case, subject to Section 3(b)(iii)(B) below.  Notwithstanding the immediately preceding sentence, in the event that a Change of Control occurs following the date that the Participant’s employment is terminated by the Company and its Subsidiaries without Cause or by the Participant for Good Reason on or following January 1, 2015 and prior to the Vesting Date, the number of Earned Shares shall be determined by the Committee based on the extent to which the requisite CAGR in EPS has been achieved from the beginning of the Measurement Period through the end of the last completed year prior to the occurrence of the Change of Control and the Participant shall vest in a pro-rated portion of the Earned Shares determined in accordance with Section 3(e) hereof and (AA) to the extent that the successor company assumes or substitutes the Restricted Stock as of the date of the Change of Control, such vesting shall occur on the Restriction Lapse Date subject to Section 3(b)(iii)(B) below, and (BB) to the extent that the successor company refuses to assume or substitute the Restricted Stock as of the date of the Change of Control, such vesting shall occur upon the Change of Control.

(B) Notwithstanding the foregoing, the vesting set forth in Section 3(b)(iii)(A) shall not occur and the Restricted Stock (or, if applicable Acquirer RSAs) shall, to the extent unvested, be forfeited if the Participant (1) engages in conduct during the Restricted Period that constitutes a breach of the Participant’s covenants under the Employment Agreement or under this Agreement with respect to unfair competition, non-competition, non-solicitation, non-disparagement or cooperation, and (2) to the extent a release is contemplated by the Employment Agreement, fails to execute a full general release of all claims in favor of the Company and its affiliates as contemplated by such Employment Agreement.  Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality, non-solicitation or non-disparagement restrictions that the Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.

(C)                               All Restricted Stock that shall become eligible to vest in accordance with Section 3(b)(iii)(A) hereof shall be subject to applicable tax withholding and reporting requirements (1) in the case of a termination of employment described in Section 3(b)(iii)(A)(x), in connection with the Vesting Date or, if earlier, the date of a Change of Control following the termination of employment, and (2) in the case of a termination of employment described in Section 3(b)(iii)(A)(y), in connection with the termination of the Participant’s employment.  All Shares (or, if applicable, common stock of any successor company) resulting from vesting of Restricted Stock (or, if applicable, Acquirer RSAs) pursuant to Section 3(b)(iii)(A), other than any Shares (or, if applicable, common stock of any successor company) that the Company determines to withhold pursuant to Section 7 hereof in order to satisfy applicable tax withholding requirements or that the Company permits a Participant to tender to the Company pursuant to Section 7 in order to satisfy such applicable tax withholding requirements (all such Shares (or, if applicable, common stock of any successor company) that are not so withheld or tendered, the “Remaining Shares”), shall remain subject to the restrictions set forth in Section 3(b)(iii)(B) hereof (including, to the extent applicable, the restrictions set forth in the Employment Agreement, which restrictions shall be incorporated herein by reference) during the Restricted Period.  Accordingly, prior to the date that such Remaining Shares vest in accordance with Section 3(b)(iii)(A) and 3(b)(iii)(B), neither the Participant nor any of the Participant’s creditors or beneficiaries will have the right to subject the Remaining Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction.  In the event that the Participant breaches any of the restrictive covenants described in Section 3(b)(iii)(B) hereof (including, to the extent applicable, the terms of the Employment Agreement) during the Restricted Period, all outstanding Remaining Shares shall be forfeited and canceled.

(c)                                  Other Terminations of Employment.  In the event that the Participant’s employment with the Company or any Subsidiary is terminated prior to the Vesting Date for any reason other than the Participant’s death or Disability, by the Company without Cause or by the Participant for Good Reason, then the Participant shall immediately forfeit all of the unvested Restricted Stock or, if applicable, Acquirer RSAs.

(d)                                 Transfers of Employment.  Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

(e)                                  Pro-Ration of Earned Shares.  For purposes of clauses (b)(i), (b)(ii) and (b)(iii), the pro-rated portion of Earned Shares shall be calculated by multiplying the number of Earned Shares by a fraction, the numerator of which shall be the number of days which have elapsed between the Grant Date and the Termination Date (or, solely in the case of Section 3(B)(i), the date of the Change of Control), and the denominator of which shall be the total number of days between the Grant Date and the Vesting Date, which for this purpose shall be deemed to be March 15, 2017, and the remaining portion of Earned Shares, if any, shall be forfeited.

4.                                      Issuance of Shares of Restricted Stock; Adjustment. (a)  Issuance.  The shares of Restricted Stock granted under this Agreement shall be evidenced in such manner as the Committee may deem appropriate, including issuance of one or more stock certificates or book-entry registration.  Any stock certificate or book-entry credit issued or entered in respect of the Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the World Fuel Services Corporation 2006 Omnibus Plan and a Performance-Based Restricted Stock Grant Agreement, as well as the terms and conditions of applicable law.  Copies of such Plan and Agreement are on file at the offices of World Fuel Services Corporation.”

The stock certificates or book-entry credits evidencing the shares of Restricted Stock, Remaining Shares and Acquirer RSAs (which shall also contain the legend set forth above) shall be held in the custody of the Company until the restrictions thereon shall have lapsed and, if requested by the Company, as a condition of receiving the Restricted Stock, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to such Restricted Stock.  The Company shall remove the legend set forth above from the stock certificates or book entry credits evidencing the Restricted Stock, Remaining Shares or Acquirer RSAs upon the later of (i) vesting of the Restricted Stock or Acquirer RSAs pursuant to this Agreement and (ii) in the case of the Remaining Shares, the Restriction Lapse Date.  If and when the shares of Restricted Stock, Remaining Shares or Acquirer RSAs (as applicable) are forfeited under the terms of this Agreement, the Company shall cancel the stock certificates or book entry credits related to such shares of Restricted Stock, Remaining Shares or Acquirer RSAs (as applicable).  Notwithstanding the foregoing, the Company shall be entitled to hold the Restricted Stock until the Company shall have received from the Participant a duly executed Form W-9 or W-8, as applicable.

(b)                                 Adjustments.  The number of shares of Restricted Stock, Remaining Shares or Acquirer RSAs are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of the Shares or the payment of a stock dividend on Shares, or any other increase or decrease in the number of Shares effected without receipt or payment of consideration by the Company.

5.                                      Rights with Respect to Shares of Restricted Stock.

(a)                                 Privileges of Ownership.  Except following the Participant’s death, neither the Participant nor any of the Participant’s creditors or beneficiaries will have the right to subject the Restricted Stock, Remaining Shares or Acquirer RSAs to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction.  The Participant expressly covenants that he shall not exercise any right to vote the shares of Restricted Stock, Remaining Shares or Acquirer RSAs prior to vesting.

(b)                                 Dividends.

(i)                               Cash Dividends.  The Participant shall not be entitled to any cash dividends with respect to Restricted Stock unless and to the extent that shares of Restricted Stock vest as provided in this Agreement; provided, however, that any cash dividends that are paid with respect to either Acquirer RSAs or Remaining Shares shall be paid to the Participant at the same time and on the same terms as with respect to dividends that are paid with respect to Shares (or, if applicable, common stock of any successor corporation).

(ii)                            Stock Dividends.  Any additional Shares or other securities (“Additional Shares”) issued with respect to the unvested shares of Restricted Stock, Remaining Shares or Acquirer RSAs, as a result of a recapitalization, stock split, stock dividend or similar transaction, shall be held by the Company, added to any shares of Restricted Stock, Remaining Shares or Acquirer RSAs (as applicable) then held in the custody of the Company, and shall be earned, vest and become transferable at the same time and to the same extent as the shares of Restricted Stock, Remaining Shares or Acquirer RSAs (as applicable) giving rise to such Additional Shares.

6.                                      Registration Statement.  The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to register the shares of Restricted

Stock under the 1933 Act. The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement.

7.                                      Taxes; Potential Forfeiture.

(a)                                 Payment of Taxes.  On or prior to the date on which any shares of Restricted Stock (or, if applicable, Acquirer RSAs) vest, the Participant’s vested cash dividends are paid or the Committee certifies the extent to which the requisite CAGR in EPS for the Measurement Period has been achieved, the Participant shall remit to the Company an amount sufficient to satisfy any applicable federal, state, local and foreign withholding or other taxes.  No legends applicable pursuant to Section 4 hereof to any shares of Restricted Stock (or, if applicable Acquirer RSAs) shall be removed upon vesting of such Restricted Stock (or, if applicable Acquirer RSAs), or any cash attributable to the Participant’s cash dividends shall be delivered or paid to the Participant, until the foregoing obligation has been satisfied.

(b)                                 Alternative Payment Methods and Company Rights.  The Company may, at its option, permit the Participant to satisfy his obligations under this Section 7, by tendering to the Company a portion of the vested shares of Restricted Stock (or, if applicable vested Acquirer RSAs).  In the event that the Participant fails to satisfy his obligations under this Section 7, the Participant agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company): (1) withholding payment of any fees or any other amounts payable to the Participant, (2) selling all or a portion of the vested shares of Restricted Stock (or, if applicable Acquirer RSAs) in the open market or (3) withholding and canceling all or a portion of the vested shares of Restricted Stock (or, if applicable vested Acquirer RSAs).  Any acquisition of vested shares of Restricted Stock (or, if applicable vested Acquirer RSAs) by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.  The Participant agrees that the Company shall have the right to satisfy federal, state, local and foreign withholding and other applicable taxes in respect of cash dividends payable on Acquirer RSAs or Remaining Shares, as applicable, by withholding a portion of such cash dividends sufficient to satisfy such obligations.  The tax consequences to the Participant (including, without limitation, federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (or, if applicable Acquirer RSAs) (including without limitation the grant, vesting and/or forfeiture thereof), Remaining Shares (including, without limitation, the forfeiture thereof) and cash dividends with respect to Acquirer RSAs and Remaining Shares are the sole responsibility of the Participant.

(c)                                  Forfeiture for Failure to Pay Taxes.  If and to the extent that (i) the Participant fails to satisfy his obligations under this Section 7 and (ii) the Company does not exercise its right to satisfy those obligations under the preceding paragraph with respect to any Restricted Stock or any portion of the vested cash dividends within 30 days after the date on which the shares of Restricted Stock otherwise would vest pursuant to Section 3 hereof or within 30 days after the date on which the vested cash dividends otherwise would be paid pursuant to Section 5(b) hereof, as applicable, the Participant immediately forfeits any rights with respect to the portion of the Restricted Stock or vested cash dividends to which such failure relates.

8.                                      No Effect on Employment.  Except as otherwise provided in the Employment Agreement, the Participant’s employment with the Company and any Subsidiary is on an at-will basis only. Accordingly, subject to the terms of such Employment Agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without Cause and with or without notice. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

9.                                      Non-Disparagement.  The Participant agrees not to make any disparaging or negative comments to any other person or entity regarding the Company or any of its affiliates, their respective directors, officers or employees, the Participant’s work conditions or the circumstances surrounding the Participant’s separation from Company, or encourage any other person or entity to make such disparaging or negative comment.  The Participant further agrees that he shall not take any actions, either directly or indirectly, or encourage any other person or entity to take any actions, that might reasonably be considered to be detrimental to Company or any of its affiliates, or their respective officers, directors or employees.  Notwithstanding the foregoing, if the Participant is bound by a covenant with respect to non-disparagement pursuant to the Employment Agreement, the provisions of the non-disparagement covenant in such Employment Agreement shall govern and the Participant shall not be subject to this Section 9.

10.                               Stock Retention Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to retain ownership of one-half (50%) of the shares of Restricted Stock acquired by the Participant hereunder (net of the number of Shares that the Company determines to withhold or that the Participant is permitted to tender, in each case, pursuant to Section 7 hereof to satisfy applicable tax withholding requirements), for a period of three (3) years after vesting of such Restricted Stock (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminates, if earlier).  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.  For the avoidance of doubt, this Section 9 shall not be construed as permitting the Participant to sell or otherwise transfer any Shares that constitute Remaining Shares prior to the applicable Restriction Lapse Date.

11.                               Stock Ownership Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to own a multiple of the Participant’s base salary, determined by leadership level, in Shares.  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.

12.                               Recoupment Policy.

(a)                                 If, during the three-year period following vesting of the Restricted Stock, Acquirer RSAs or Remaining Shares, as applicable, pursuant to Section 3 hereof, the Company is required to prepare an accounting restatement due to any violation of the 1933 Act, the Securities Exchange Act of 1934, as amended, or any other similar federal or state law or any regulation thereunder, the Participant shall be required to return to the Company all vested Shares that the Participant received pursuant to this Agreement that exceed the number of shares of Restricted Stock, Acquirer RSAs or Remaining Shares, as applicable, that the Participant would have earned in the absence of such violation (along with the cumulative value of any dividends paid to the Participant with respect to such Shares), provided that to the extent that the

Participant has sold or otherwise transferred such Shares as of the date that the foregoing obligation arises, in lieu of returning such Shares to the Company, the Participant shall be required to repay the Company an amount in cash equal to the Fair Market Value of such Shares on the date that they were sold or otherwise transferred by the Participant.

(b)                                 If, during the six-year period following vesting of the Restricted Stock, Acquirer RSAs or Remaining Shares, as applicable, the Participant is discovered to have engaged in fraud or wilful misconduct that causes the Company to prepare an accounting restatement due to any violation of the 1933 Act, the Securities Exchange Act of 1934, as amended, or any other similar federal or state law or any regulation thereunder, and if, as a result of such violation, the number of Earned Shares exceeds the number of Shares that would have been earned in the absence of such violation, then the Participant shall be required to return to the Company all vested Shares that the Participant received pursuant to this Agreement (along with the cumulative value of any dividends paid to the Participant with respect to such Shares), provided that to the extent that the Participant has sold or otherwise transferred such Shares as of the date that the foregoing obligation arises, in lieu of returning such Shares to the Company, the Participant shall be required to repay the Company an amount in cash equal to the Fair Market Value of such Shares on the date that they were sold or otherwise transferred by the Participant.

(c)                                  All references to “Shares” in Sections 12(a) and 12(b) shall be deemed to include any common stock of a successor company and, in the event of a change in the Company’s capitalization of the nature described in Section 4.2(f) of the Plan following the date that the Shares become vested and on or prior to the date, if any, that such Shares are required to be returned to the Company pursuant to Section 12(a) or 12(b), the number of Shares to be returned pursuant to Section 12(a) or 12(b), as applicable, shall be adjusted in the same manner as Shares subject to then outstanding awards under the Plan.  In addition, for purposes of identifying the Shares that the Participant receives pursuant to this Agreement for purposes of determining whether the Participant has sold or otherwise transferred such Shares and the Fair Market Value on the date of such sale or transfer, the Participant shall be deemed to have sold or transferred the Shares in the same order in which the Participant acquired such Shares (i.e., the Participant shall be deemed to have sold or transferred the Shares he has held for the longest period first).

(d)                                 The Participant hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, the Participant shall be subject to any legally mandatory policy relating to the recovery of compensation, to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.

13.                               Other Benefits.  Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.

14.                               Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.                               Plan Governs.  This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.                               Governing Law/Jurisdiction.  The validity and effect of this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

17.                               Committee Authority.  The Committee shall have all discretion, power and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18.                               Captions.  The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

19.                               Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.                               Miscellaneous.  This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein.  This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform Participant’s obligations hereunder.

21.                               Compliance with Section 409A.

(a)                                 It is intended that the Restricted Stock awarded pursuant to this Agreement and any cash dividends paid with respect thereto be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), because it is believed that the

Agreement does not provide for a deferral of compensation and accordingly that the Agreement does not constitute a nonqualified deferred compensation plan within the meaning of Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Participant’s prior written consent if and to the extent that the Company believes that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A.  If and to the extent that the Committee believes that the Restricted Stock or any cash dividends with respect thereto may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in this Agreement (and/or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines necessary or appropriate to comply with applicable requirements of Section 409A of the Code.

(b)                                 If and to the extent required to comply with Section 409A of the Code:

(i)                               The distribution of any deferred compensation with respect to Restricted Stock prior to vesting may not be made earlier than (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation, or (y) a “change in the ownership or effective control” of the corporation, or in the “ownership of a substantial portion of the assets” of the corporation;

(ii)                            The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service; and

(iii)                         If the Participant is a “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code and the Treasury regulations thereunder, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to this Agreement.

(c)                                  Notwithstanding the foregoing, the Company does not make any representation to the Participant that the Restricted Stock awarded pursuant to this Agreement or any cash dividends paid with respect thereto are exempt from, or satisfy, the requirements of Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A of the Code, is deemed to violate any of the requirements of Section 409A of the Code.

22.                               Unfunded Agreement.  The rights of the Participant under this Agreement with respect to the Company’s obligation to distribute the value of the Participant’s vested cash dividends, if any, shall be unfunded and shall not be greater than the rights of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION

By:

Name:

Title:

PARTICIPANT

Signature:

Print Name:

EXHIBIT A

CAGR in EPS for the Measurement Period*

	Less than 10%	At least 10% but less than 15%	At least 15% but less than 20%	At least 20% but less than 25%	25%
Earned Shares	0	[•]	[•]	[•]	[•]

*The Committee shall apply linear interpolation with measurement based on each 0.1 percentage point increase in CAGR in EPS if CAGR in EPS is between the levels specified in the table above.